WY Secretary of State
FILED: 03/06/2020 10:26 AM
Original ID: 2019-000846408
Amendment ID: 2020-002777594

ARTICLES OF AMENDMENT TO ARTICLES OF DOMESTICATION OF FOVEA JEWELRY HOLDINGS, LTD.

Pursuant to the provisions of Article 17 of the Wyoming Business Corporation Act, the undersigned corporation adopts the following Articles of Amendment to its Articles of Domestication.

1. The name of the corporation is: Fovea Jewelry Holdings, Ltd.

2. The Articles of Domestication of the Corporation are amended by adding the following text to the present article "11. Aggregate number of issued shares or other ownership units":

> "Upon the filing of this Articles of Amendment, (the "Split Effective Date"), each 10,000 shares of common stock, par value $0.001 per share, of the Corporation issued and outstanding immediately prior to the Split Effective Date (the "Old Common Stock") shall automatically without any action on part of the holder thereof, be reclassified and changed into one (1) share of common stock, which the Corporation shall be authorized to issue immediately subsequent to the Split Effective Date (the "New Common Stock"). Each holder of a certificate or certificates which immediately prior to the Split Effective Date represented outstanding shares of Old Common Stock (the "Old Certificates") shall, from and after the Split Effective Date, be entitled to receive upon surrender of such Old Certificates to the Corporation's transfer agent for cancellation, a certificate or certificates (the "New Certificates") representing the shares of New Common Stock into which the shares of Old Common Stock formerly represented by such Old Certificates so surrendered are reclassified under the terms hereof. No fractional shares of New Common Stock of the Corporation shall be issued. The Corporation shall not recognize on its stock record books any purported transfer of any fractional share of Common Stock of the Corporation. Instead, any fractional share shall be rounded up to the third whole integer in such a manner that every shareholder shall own at least 100 shares as a result of the Reverse Split."

3. The foregoing amendment was adopted by the board of directors and one shareholder of the corporation holding 1,000,000 shares of Series A Preferred Stock and 100,000,000 shares of common stock on January 17, 2020. The number of votes cast for the amendment was sufficient for approval of the amendment.

4. The foregoing amendment was duly approved by the shareholders in the manner required by the Wyoming Business Corporation Act and by the Articles of Incorporation of the corporation.

Signature: ______________________________

Name: Jianmin Zhang

Title: President

Date: January 17, 2020